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EXHIBIT 4.4

National Australia Bank
Executive Share Option
Plan No. 2

Rules

(Consolidated to include amendments
to the 5% limit (clause 3.1) approved
by the Board in November 2002 and
removal of ability to exercise options
early in event of death and TPD (in
schedule 1) approved by the Board in
February 2003)

CONTENTS

National Australia Bank Executive Share Option Plan No. 2

1	Definitions and interpretation
2	Grant of Options
Eligibility
Issue terms
3	Maximum number of Options
4	Option terms
5	Overriding restrictions on issue and exercise
6	Loans to Participants
Application for Loan
Amount of Loan
Use of Loan
Interest on a Loan
Interest rate
Repayment from Dividends
Sale of Loan Shares
Repayment of Loan
7	Transfer of Shares
Ten year restriction on transfer
No transfer
Entry on sub-register
Segregation in sub-register
Sale of Loan Shares
8	Rights attaching to Loan Shares
Dividends
Bonus Shares
Rights
9	Administration of the Plan
10	Rights of Participants
11	Amendment of these Rules
12	Notices
13	Governing Law

NATIONAL AUSTRALIA BANK LIMITED
(ABN 12 004 044 937)

National Australia Bank Executive Share Option Plan No. 2

Rules

1          Definitions and interpretation

1.1
In these Rules (including in the Option terms in Schedule One), the following words and expressions have the meanings indicated unless the contrary intention appears:

  ASX means Australian Stock Exchange Limited.

  Bank means National Australia Bank Limited.

  Board means all or some of the Directors acting as a board.

  Bonus Share means the shares issued in respect of Loan Shares held by a Participant as part of a bonus issue to shareholders of the Bank.

  Cash Dividend means a dividend declared or paid with respect to Shares which is payable wholly in cash or, in the case of a dividend declared or paid with respect to Shares which is payable only partly in cash, that part of the dividend which is payable in cash.

  Director means a director of the Bank.

  Executive means a person in the employment of a body corporate in the Group whom the Board determines to be in an executive position.

  Expiry Date means for an Option, a date not earlier than the day prior to the fifth anniversary of the date of issue of the Option and not later than the tenth anniversary of the date of issue of the Option, as the Board determines.

  Former Executive means a person who was formerly an Executive.

  Group means the Bank and each body corporate that is a subsidiary of the Bank under Division 6 of Part 1.2 of the Corporations Law.

  Listing Rules means the Listing Rules of ASX.

  Loan means a loan from the Bank to a Participant under rule 6 for the purpose of acquiring a Share by the exercise of an Option.

  Loan Share means:

  (a)
  a Share acquired by the exercise of an Option where the exercise price is funded, in whole or part, with a Loan; and

  (b)
  a Bonus Share which is deemed to be a Loan Share by virtue of clause 8.3.

  Loan Shareholder means the holder of a Loan Share.

  Market Price of a Share on a day means the weighted average of the prices at which Shares in that class were traded on the stock market of ASX during the one week up to and including that day.

  Option means an option issued under the Plan to subscribe for Shares.

  Option Holder means the holder of an Option.

  Participant means an Option Holder or a Loan Shareholder who is an Executive or a Former Executive.

  Plan means the National Australia Bank Executive Share Option Plan No. 2.

  Retirement in relation to a Participant means retirement by the Participant from employment of any body corporate in the Group at age 55 or over.

  Rights means any rights to acquire shares or securities issued or to be issued by the Bank.

  Rules means the rules of the Plan.

  Share means a fully paid ordinary share in the capital of the Bank.

  Share Registry means the share registry appointed from time to time by the Bank to administer its company sponsored sub-register of holders of Loan Shares.

1.2
In these Rules unless the contrary intention appears:

(a)
the singular includes the plural and vice versa;

(b)
reference to a rule, a statute or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; and

(c)
a reference to a person includes a reference to the person's legal personal representatives, executors, administrators and successors, a firm or a body corporate.

1.3
Headings are inserted for convenience and do not affect the interpretation of these Rules.

2          Grant of Options

Eligibility

2.1
The Board may in its absolute discretion, without being bound to do so and subject to any approvals of shareholders of the Bank required by law or the Listing Rules, at intervals determined by the Board, offer Options to Executives selected by the Board.

Issue terms

2.2
Options must be granted on the terms of these Rules and each Participant will be taken to have agreed to be bound by these Rules on acceptance of any offer of Options.

3          Maximum number of Options

3.1
In the case of an offer of Shares or options for issue, the number of Shares the subject of the offer or to be received on exercise of an option when aggregated with:

(a)
the number of Shares in the same class which would be issued were each outstanding offer or option to acquire unissued Shares, being an offer made or option acquired pursuant to an employee share scheme of the Bank extended only to employees or directors of the Bank and of associated bodies corporate of the Bank, to be accepted or exercised (as the case may be); and

(b)
the number of Shares in the same class issued during the pervious 5 years pursuant to the Plan or any other employee share scheme of the Bank extended only to employees or directors of the Bank and of associated bodies corporate of the Bank, but disregarding any offer made, or option acquired or Share issued by way of or as a result of:

  (c)
  an offer to a person situated at the time of receipt of the offer outside Australia; or

  (d)
  an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to the commencement of Schedule 1 to the Corporate Law Economic Reform Program Act 1999; or

  (e)
  an offer that did not need disclosure to investors because of section 708 of the Corporations Law;

  must not exceed 5% of the total number of issued Shares in that class of the Bank as at the time of the offer.

4          Option terms

4.1
Options must be issued on the terms set out in Schedule One:

4.2
Subject to the Listing Rules, Options may be issued on further terms in addition to, but not inconsistent with, the terms in Schedule One, if the Board so determines either generally or in relation to particular Options.

5          Overriding restrictions on issue and exercise

5.1
Notwithstanding any Rule or the terms of any Option, no Option may be offered, issued or exercised if to do so:

(a)
would contravene the Corporations Law or the Listing Rules; or

(b)
would contravene the local laws or customs of Executive's country of residence or in the opinion of the Board would require actions to comply with those local laws or customs which are impractical.

6          Loans to Participants

Application for Loan

6.1
The Board may invite an Option Holder who is an Executive to apply for a loan from the Bank under these rules for the purposes of funding in whole or in part the subscription by the Option Holder of the Shares to be issued if the Option Holder exercises Options.

6.2
An application for a Loan must:

(a)
be in the form prescribed by the Board from time to time; and

(b)
be made solely by the Option Holder and in the name of the Option Holder.

Amount of Loan

6.3
The maximum amount of a Loan for which an Option Holder may apply is an amount equal to the aggregate issue price of the Shares to be issued on exercise of the Options.

Use of Loan

6.4
If an application by an Option Holder who is an Executive for a Loan pursuant to rule 6.2 is accepted by the Board, the entire amount of the Loan must be applied in or towards paying in full on subscription for Shares which, at or about the time the Loan is made, are subscribed for by the Option Holder under the Plan. The Bank may only make a Loan under these Rules to an Option Holder who is an Executive.

6.5
The proceeds of a Loan to an Option Holder must be applied by the Bank on behalf of the Option Holder in the manner outlined in rule 6.4.

Interest on a Loan

6.6
Unless the Board determines otherwise, a Loan Shareholder must pay on each Loan made to that Loan Shareholder interest on the daily balance of the principal amount outstanding under that Loan at the rate applicable to that Loan Shareholder under rule 6.7.

Interest rate

6.7
The rate of interest applicable to a Loan Shareholder in relation to a Loan is:

(a)
if that Loan has not become immediately due and payable under rule 6.17:

(i)
while the Loan Shareholder remains an Executive the Bank's Base Lending Rate plus any margin determined by the Board;

(ii)
after the Loan Shareholder has ceased to be an Executive the Bank's Base Lending Rate plus any margin determined by the Board;

(b)
if that Loan has become immediately due and payable under rule 6.17, the Bank's Base Lending Rate plus any margin determined by the Board; or

(c)
such other rate as the Board determines.

6.8
Unless otherwise determined by the Board interest on a Loan:

(a)
accrues from day to day;

(b)
is payable monthly on the first day of each month; and

(c)
unless paid by the Loan Shareholder, may at the option of the Bank be capitalised by the Bank on the first day of the month on which it falls due.

6.9
Where an amount of interest payable by a Loan Shareholder on a Loan is capitalised under rule 6.8(c), interest is payable on the amount so capitalised at the rate applicable for the time being to that Loan Shareholder under rule 6.7.

Repayment from Dividends

6.10
Each Cash Dividend which is payable in respect of a Loan Share is to be applied by the Bank on behalf of the Loan Shareholder who owns that Loan Share:

(a)
first, in payment of any interest which is due in respect of the Loan in relation to that Loan Share;

(b)
secondly, in repayment of the principal amount outstanding under that Loan.

6.11
By applying for a Loan under this Plan, a Loan Shareholder undertakes not to participate in the Bank's Bonus Share Plan, Dividend Reinvestment Plan or UK Dividend Plan in respect of a Loan Share until all amounts outstanding in relation to the Loan taken out to acquire that Loan Share have been paid in full.

Sale of Loan Shares

6.12
A Loan Shareholder who wishes to sell any Loan Shares must forward to the secretary of the Bank:

(a)
a request (in the form prescribed by the Board from time to time) that the Bank, on behalf of the Participant, sell or arrange the sale of the Loan Shares; and

(b)
such other documents as the Bank prescribes.

6.13
The Bank must sell the Loan Shares in accordance with the request referred to in rule 6.12. By participating in this Plan the Loan Shareholder agrees with the Bank that the proceeds of sale of the Loan Shares (after deducting the costs of sale including, without limitation, any brokerage, taxes and duties) may be applied by the Bank towards paying any amounts outstanding in relation to the Loan in relation to those Loan Shares.

6.14
After applying the net proceeds of sale of Loan Shares in the manner outlined in rule 6.13, the Bank will pay to the Loan Shareholder the balance (if any) of such proceeds.

Repayment of Loan

6.15
The whole of the principal amount outstanding under a Loan (and any interest which has accrued and is unpaid) will become immediately due and payable at the option of the Board upon the earliest to occur of:

(a)
the Loan Shareholder ceasing for any reason (including death) to be an Executive;

(b)
the Loan Shareholder disposing of the legal or beneficial interest in any Loan Shares except in accordance with rule 6.12; and

(c)
the Loan Shareholder becoming an insolvent under administration as defined in section 9 of the Corporations Law.

6.16
By participating in the Plan each Participant agrees and directs (to the extent such an agreement is not unlawful or in breach of an applicable award) that if the Participant ceases to be an Executive for any reason (including death), any amounts (other than amounts relating to superannuation entitlements) payable to him or her by the Bank or any related body corporate of the Bank in relation to the cessation of his or her employment (including, without limitation, wages, salary, employee allowances and loadings, annual leave entitlements and long service leave entitlements) may (at the discretion of the Bank) be applied towards paying all amounts outstanding in relation to any Loan and that any remaining balance of such moneys (after any other application authorised by the Participant) shall then be paid to the Participant or as may be otherwise required.

6.17
A Loan Shareholder may elect to repay the whole or any of the principal amount outstanding under a Loan at any time.

7          Transfer of Shares

7.1
This rule 7 applies to a Loan Share held by a Loan Shareholder.

Ten year restriction on transfer

7.2
A Loan Shareholder may not transfer or deal in a Loan Share prior to the expiration of ten years after the date on which the Option (pursuant to which the Share was allotted) was acquired by the Loan Shareholder except in the circumstances set out in this rule 7 or unless compelled by law.

7.3
If no amount remains outstanding on the Loan, the Loan Shareholder may, at any time, transfer or deal in the Loan Shares to which the Loan relates.

No transfer

7.4
The Bank must not register or permit the Share Registry to register a transfer of Loan Shares until the Loan in relation to the Loan Shares has been repaid.

Entry on sub-register

7.5
On issue of Loan Shares, the Bank must enter the Loan Shares on the Australian company-sponsored sub-register of holders of Loan Shares and the Loan Shares must remain entered in the Company-sponsored sub-register until the Loan in relation to the Loan Share is repaid.

Segregation in sub-register

7.6
The Bank must instruct the Share Registry to segregate the Loan Shares in the sub-register and to record in the sub-register that the Shares are Loan Shares until the Loan in relation to the Loan Shares is repaid.

Sale of Loan Shares

7.7
A Loan Shareholder may require the Bank to sell the Loan Shares as agent of the Loan Shareholder in accordance with rule 6.12 and rule 6.13.

8          Rights attaching to Loan Shares

Dividends

8.1
The Loan Shareholder agrees and directs that the Bank may apply each Cash Dividend on Loan Shares under rule 6.10 on behalf of the Loan Shareholder in reduction of the Loan in relation to the Loan Shares made to the Loan Shareholder.

Bonus Shares

8.2
A Loan Shareholder is entitled to any Bonus Shares which accrue to Loan Shares held by the Loan Shareholder.

8.3
Upon allotment to the Loan Shareholder,

(a)
the Bonus Shares will for the purposes of the Plan be treated as allotted to the Loan Shareholder at a time determined by the Board; and

(b)
the Bonus Shares are deemed to be Loan Shares for the purposes of this Plan.

8.4
The Bonus Shares are to be registered in the name of the Loan Shareholder.

Rights

8.5
Any Rights which accrue to Loan Shares acquired by the Loan Shareholder may be sold by the Loan Shareholder.

8.6
The Loan Shareholder must pay the proceeds of sale of such Rights or such proportion of the proceeds of sale as the Board determines to the Bank. The Bank must apply the proceeds of sale, or the proportion of those proceeds, in reduction of the Loan made by the Bank to the Loan Shareholder in relation to the Loan Shares.

9          Administration of the Plan

9.1
The Plan will be administered by the Board in accordance with these Rules. The Board may make further rules for the operation of the Plan which are consistent with these Rules.

9.2
Any power or discretion which is conferred on the Board by these Rules must be exercised by the Board in the interests or for the benefit of the Bank, and the Board is not, in exercising any such power or discretion, under any fiduciary or other obligation to any other person.

9.3
Any power or discretion which is conferred on the Board by these Rules may be delegated by the Board to a committee consisting of such Directors and/or other officers and/or employees of the Bank as the Board thinks fit.

9.4
The decision of the Board as to the interpretation, effect or application of these Rules will be final and conclusive.

9.5
The Board may from time to time suspend the operation of the Plan and may at any time cancel the Plan. The suspension or cancellation of the Plan will not prejudice the existing rights of Participants.

10        Rights of Participants

            Except as expressly provided in these Rules, nothing in these Rules:

  (a)
  confers on any Executive the right to receive any Options;

  (b)
  confers on any Participant the right to continue as an employee of the Bank or any of its subsidiaries;

  (c)
  affects any rights which the Bank or a subsidiary may have to terminate the employment of any employee;

  (d)
  may be used to increase damages in any action brought against the Bank or a subsidiary in respect of any such termination; or

  (e)
  confers on an Executive any expectation to become a Participant.

11        Amendment of these Rules

11.1
Subject to rules 11.2 and 11.3, the Bank may at any time by written instrument or by resolution of the Board, amend all or any of the provisions of this these Rules (including this rule 11).

11.2
No amendment of the provisions of these Rules is to reduce the rights of any Participant in respect of Options granted, Loans made or Loan Shares issued under the Plan prior to the date of the amendment, other than an amendment introduced primarily:

(a)
for the purpose of complying with or conforming to present or future State, Territory or Commonwealth legal requirements governing or regulating the maintenance or operation of the Plan or like plans;

(b)
to correct any manifest error or mistake;

(c)
to enable contributions or other amounts paid by any body corporate in the Group in respect of the Plan to qualify as income tax deductions for that body corporate the company or any other body corporate within the Group;

(d)
to enable the Participant or their employer to reduce the amount of fringe benefits tax under the Fringe Benefits Tax Assessment Act 1986, the amount of tax under the Income Tax Assessment Act 1936 or the amount of any other tax or impost that may otherwise be payable by the Participant or their employer in relation to the Plan;

(e)
for the purpose of enabling Participants generally (but not necessarily each Participant) to receive a more favourable taxation treatment in respect of their participation in the Plan; or

(f)
to enable any body corporate in the Group to comply with the Corporations Law or the Listing Rules.

11.3
No amendment may be made except in accordance with and in the manner stipulated (if any) by the Listing Rules.

11.4
No amendment may be made to extend the period during which an Option may be exercised.

11.5
Subject to the above provisions of this rule 11, any amendment made pursuant to rule 11.1 may be given such retrospective effect as is specified in the written instrument or resolution by which the amendment is made and, if so stated, amendments to these Rules, including the terms of Options, have the effect of automatically amending the terms of issued but unexercised options.

12        Notices

12.1
Any notice regarding Options granted under the Plan will be sent to the registered address of the Option Holder as recorded in the register of Option Holders maintained by the Bank.

13        Governing Law

13.1
The Plan is governed by and shall be construed and take effect in accordance with the laws of Victoria.

SCHEDULE ONE: OPTION TERMS

1          Entitlement

1.1
Subject to Option Term 7, each Option entitles the holder to subscribe for and be allotted, credited as fully paid, one Share at an exercise price per Share of the greater of the par value (if Shares are permitted to have a par value) and the Market Price of a Share on the date of issue of the Option.

1.2
Subject to the Listing Rules, the Bank must allot Shares on exercise of an Option in accordance with the Rules.

1.3
Unless the Option Terms provide otherwise, Shares issued on the exercise of Options will rank pari passu with all existing Shares from the date of issue and will be entitled in full to those dividends which have a record date for determining entitlements after the date of issue.

2          Conditions for exercise of Options

2.1
The Board may impose such conditions upon the exercise of Options as it considers appropriate and these conditions must be notified to the Executive at the time of the offer. Without in any way limiting the Board's discretion in this regard, the conditions of exercise may include conditions relating to:

(a)
the profitability of the Bank;

(b)
the price at which the Bank's shares are traded on a stock market of ASX or any other stock exchange; and

(c)
limits on the number or proportion of the Options that may be exercised in any one or more time periods.

2.2
An Option may be exercised:

(a)
subject to any conditions imposed by the Board under Term 2.1, at any time after the expiration of three years from the date of grant of the Option and on or before the Expiry Date of the Option, unless the Option lapses under Term 2.3; or

(b)
if the Board gives notice to a Participant under Term 3; or

(c)
if the Board so determines.

2.3
An Option not exercised will lapse on the first to occur of:

(a)
the Expiry Date of the Option;

(b)
30 days after an Executive ceases to be employed by the Group, unless the Board otherwise determines; and

(c)
notice from the Participant that the Participant wishes the Option to lapse.

3          Notice to Participant

3.1
The Board may give a notice to an Option Holder for the purposes of Term 2.2(b) if:

(a)
a takeover offer or announcement is made to the holders of Shares (other than as a result of an allotment approved by the Board).

(b)
a statement is lodged with the ASX to the effect that a person has become entitled to not less than 15% of the Shares (other than as a result of an allotment approved by the Board);

(c)
pursuant to an application made to the Court, the Court orders a meeting to be held in relation to a proposed compromise or arrangement for the purpose of or in connection with a scheme for the reconstruction of the Bank or its amalgamation with any other companies;

(d)
the Bank passes a resolution for voluntary winding up; or

(e)
an order is made for the compulsory winding up of the Bank.

4          Method of exercise of Options

4.1
An Option is exercised by the holder lodging the notice of exercise of Option and application for Shares, together with the exercise price for each Share to be issued on exercise and the relevant Option certificate, with the Company Secretary of the Bank or such other person as the Board designates.

4.2
Options must be exercised in multiples of 100, unless the Option Holder exercises all Options able to be exercised at that time. The exercise of some Options only does not affect the Option Holder's right to exercise other Options at a later time. If the Option Holder exercises less than all Options represented by a certificate then the Bank will cancel the certificate and issue a new certificate for the balance.

5          No Transfers

            Options may not be transferred.

6          Quotation of Options and Shares

            Options will not be quoted on ASX. The Bank will make application to ASX for official quotation of Shares issued on the exercise of Options, if other Shares of the Bank are listed at that time, as soon as practicable after the Shares are issued.

7          Participation in future issues

7.1      Participation generally

            A Participant may only participate in new issues of securities to holders of Shares if the Option has been exercised, if that is permitted by its terms, and the shares in respect of the Option have been allotted before the record date for determining entitlements to the issue.

7.2      Bonus issues

            If the Bank makes a bonus issue of shares or other securities pro rata to holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) and no Shares have been allotted in respect of an Option before the record date for determining entitlements to the bonus issue then the rights attaching to that Option will be altered as follows:

(i)
the number of Shares which the Option Holder is entitled to subscribe for on exercise of the Option (S) is determined by the formula:

  S = N + (N × R)

(ii)
the exercise price per Share of an Option is the greater of the par value (if any) of the Share and the sum (EP) determined by the formula:

EP =	N × OP N + (N × R)

(fractions are to be rounded up to the nearest cent)

where:

N =	The number of Shares per Option which the Participant is entitled to subscribe for on the record date to determine entitlements to the bonus issue.
R =	The number of Shares (including fractions) offered under the bonus issue for each Share held.
OP =	The exercise price per Share on exercise of the Option which applies on the record date to determine entitlements to the bonus issue.

7.3      Rights issues

            If the Bank makes an offer of ordinary shares pro rata to all or substantially all holders of Shares (other than an issue in lieu or in satisfaction of dividends or by way of dividend reinvestment) for a subscription price which is less than the market price (defined below as P) and no Shares have been allotted in respect of an Option before the record date for determining entitlements to the rights issue then the exercise price per Option will be reduced by an amount (R) determined by the formula:

R =	E [P–(S + D)] N + 1

(fractions are to be rounded up to the nearest cent)

where:

E =	The number of Shares an Option Holder is entitled to subscribe for on exercise of one Option.
P =	The weighted average market price of fully paid ordinary Shares sold in the ordinary course of trading on ASX during the five trading days ending on the day before the ex rights date.
S =	The subscription price of new share issued under the rights issue.
D =	Any dividends due but not yet paid on existing Shares which will not be payable in respect of new Shares issued under the rights issue.
N =	Number of cum rights Shares required to be held to receive a right to one new Share.

            The exercise price per Share cannot be reduced below the par value (if any) of the Share.

            The number of Shares which the participant is entitled to subscribe for on exercise of the Option will not change.

7.4      Aggregation

            If Options are exercised simultaneously then the Option Holder may aggregate the number of shares or fractions of shares or other securities to which the Option Holder is entitled to subscribe under those Options. Fractions in the aggregate number only will be disregarded in determining the total entitlement to subscribe.

7.5      Reconstruction

            In the event of any reconstruction of the issued ordinary capital of the Bank the number of shares attaching to each Option or the exercise price per Share of an Option or both will be reconstructed in the manner specified below. If the manner is not specified then the Board will determine the reconstruction. In any event the reconstruction will not result in any additional benefits being conferred on Option Holders which are not conferred on shareholders of the Bank (subject to the same provisions with respect to rounding of entitlements as sanctioned by the meeting of shareholders approving the reconstruction of capital) and in all other respects the terms for the exercise of Options will remain unchanged.

            In the event of any consolidation or sub-division of shares or reduction or cancellation of capital then the reconstruction will be determined by the following formulae:

(a)
Consolidation; and

(b)
Subdivision:

S = C ×	B A	;

EP = D ×	A B
(c)
Reduction of capital by return of share capital:

    S = C;

    EP
    =  D less the amount per fully paid ordinary share returned to a Shareholder.

(d)
Reduction of capital by cancellation of ordinary shares that is either lost or not represented by available assets:

    S = C;

    EP = D

(e)
Pro rata cancellation of fully paid ordinary shares (not within (c) or (d)):

S = C ×	B A	;

EP = D ×	A B

where:

A =	The total number of Shares in issue before the capital reconstruction;
B =	The total number of Shares in issue after the capital reconstruction;
C =	The number of Shares which the Option Holder is entitled to subscribe for on exercise of an Option before the reconstruction;
S =	The number of Shares which the Option Holder is entitled to subscribe for on exercise of an Option after the reconstruction;
D =	The exercise price per Share of an Option before the capital reconstruction;
EP =	The exercise price per Share of an Option after the capital reconstruction, fractions being rounded up to the nearest cent.

7.6      Lapse

            An Option Holder may request that some or all of the Options held by that Option Holder lapse.

7.7      Advice

            The Bank must give notice to each Option Holder of any adjustment to the number of shares which the Option Holder is entitled to subscribe for or be issued on exercise of an Option or the exercise price per share in accordance with the Listing Rules.

7.8      Notices

            Notices may be given by the Bank to the Option Holder in the manner prescribed by the articles of association of the Bank for the giving of notices to members of the Bank and the relevant provisions of the articles of association of the Bank apply with all necessary modification to notices to Option Holders.

QuickLinks

  EXHIBIT 4.4
National Australia Bank Executive Share Option Plan No. 2
Rules
CONTENTS
National Australia Bank Executive Share Option Plan No. 2
National Australia Bank Executive Share Option Plan No. 2 Rules
SCHEDULE ONE: OPTION TERMS